UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2022
Churchill Downs Incorporated

(Exact name of registrant as specified in its charter)

Kentucky			001-33998	61-0156015
(State or other jurisdiction of incorporation)			(Commission File Number)	(I.R.S. Employer Identification No.)

600 North Hurstbourne Parkway, Suite 400
Louisville	,	Kentucky		40222
(Address of Principal Executive Offices)				(Zip Code)
(502) 636-4400
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	CHDN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 7.01. Regulation FD Disclosure
On March 30, 2022, the Company announced plans to build a new gaming facility related to the previously announced definitive agreement to acquire Chasers Poker Room (“Chasers”) in Salem, New Hampshire. The Company expects the total investment in Salem, inclusive of the Chasers purchase price, to be approximately $150 million (collectively, the “Salem Investment”). We expect to fund the Salem Investment utilizing a combination of cash on hand and drawings under our senior secured revolving credit facility. Upon opening of a new Salem facility and following the closing of the Company’s previously announced acquisition of substantially all assets of Peninsula Pacific Entertainment, New Hampshire will be the fourth state in which the Company operates historical horse racing.
Item 8.01. Other Events
As previously announced, on February 18, 2022, Churchill Downs Incorporated (the “Company”) entered into a definitive purchase agreement to acquire substantially all of the assets of Peninsula Pacific Entertainment LLC (“P2E”) for total consideration of $2.485 billion (the “Purchase Agreement”) (the “P2E Acquisition”).
In connection with the consummation of the P2E Acquisition, the Company intends to enter the following financing transactions (collectively, the “CDI Financing”):
•an amendment to the Company’s Existing Credit Agreement (as defined below) to (i) extend the maturity of its senior secured revolving credit facility to the date that is five years from the effective date of the amendment and increase the aggregate principal amount of its senior secured revolving credit facility to $1,200.0 million and (ii) provide a $800.0 million senior secured delayed draw term loan A due 2027; and
•the issuance of $900 million in aggregate principal amount of notes.
To give further effect to the anticipated P2E Acquisition and CDI Financing (collectively, the “Transactions”), the combined historical results for the Company and P2E, as adjusted on a pro forma basis, are reflected in the unaudited pro forma financial information set forth in Exhibit 99.1. These financial statements reflect the results of the Company’s and P2E’s results of operations based on available information and certain assumptions believed to be reasonable under the circumstances, including the assumption that the anticipated Transactions have been completed on January 1, 2021 for the unaudited pro forma condensed combined statement of income for the year ended December 31, 2021, and as of December 31, 2021 for the unaudited pro forma condensed combined balance sheet.
Forward-Looking Statements
This current report on Form 8-K contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, such as our plans and expectations with respect to the Chasers Investment, the P2E Acquisition and the CDI Financing. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the receipt of regulatory approvals on terms desired or anticipated, unanticipated difficulties or expenditures relating to the proposed transactions, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transactions within the expected time period (if at all), our ability to obtain financing on the anticipated terms and schedule, disruptions of our or P2E's current plans, operations and relationships with customers and suppliers caused by the announcement and pendency of the proposed transactions, our and P2E's ability to consummate a sale-leaseback transaction with respect to the Hard Rock Hotel & Casino in Sioux City, Iowa on terms desired or anticipated, and other risks and uncertainties described under the heading “Risk Factors” of our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01.    Financial Statements and Exhibits.

(b)	Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information of the Company and P2E are attached here to as Exhibit 99.1:
(i) Unaudited pro forma condensed combined statement of income for the year ended December 31, 2021
(ii) Unaudited pro forma condensed combined balance sheet as of December 31, 2021
(iii) Notes to unaudited pro forma condensed combined financial information
(d)	Exhibits

Exhibit Number	Description
99.1	Unaudited Pro Forma Condensed Combined Financial Information
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

CHURCHILL DOWNS INCORPORATED
March 30, 2022	/s/ Marcia. A Dall
By: Marcia A. Dall
Title: Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)